                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement              []  Confidential, for use of the
[X]  Definitive Proxy Statement                   the Commission only
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to
Rule 14A-ll(c) or Rule 14a-12

                           NEWS COMMUNICATIONS, INC.
                           -------------------------
                (Name of Registrant as Specified In Its Charter)

                           NEWS COMMUNICATIONS, INC.
                           -------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
          ----------------------------------------------------------------------
     (5)  Total fee paid:
          ----------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials:
          ----------------------------------------------------------------------
[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1)  Amount Previously Paid: $______________
     (2)  Form, Schedule or Registration Statement No.: _________________
     (3)  Filing Party: _________________
     (4)  Date Filed: __________________

__________
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                           NEWS COMMUNICATIONS, INC.
                       174-15 Horace Harding Expressway
                           Fresh Meadows, NY  11365

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       to be held on September 30, 1999

To the Stockholders of News Communications, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of News Communications, Inc. ("NCI") will be held on Thursday, September 30, 1999, at the offices of NCI's counsel, Piper & Marbury L.L.P., 1251 Avenue of the Americas, 29th Floor, New York, NY 10020, at 10:00 a.m. local time.

     The Meeting will be held for the following purposes:

     1. To elect nine directors of NCI to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified (Proposal 1);

     2. To consider and act upon a proposal to ratify the appointment by the Board of Directors of BDO Seidman, LLP as independent auditors for NCI for the 1999 fiscal year (Proposal 2); and

     3. To transact such other business as may properly come before the Meeting or any and all adjournments thereof.

     The Board of Directors of NCI fixed the close of business on August 30, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any and all adjournments thereof. Consequently, only the holders of record of NCI's common stock and $10 Convertible Preferred Stock at the close of business on August 30, 1999 are entitled to notice of and to vote at the Meeting and at any and all adjournments thereof.

     Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card, and return it promptly in the enclosed envelope to ensure your representation at the Meeting. You are cordially invited to attend the Meeting and, if you do so, you may personally vote, regardless of whether you have signed a proxy.


Fresh Meadows, New York
September 16, 1999
                                         By Order of the Board of Directors


                                         Steven Farbman
                                         President and Chief Executive Officer

                           NEWS COMMUNICATIONS, INC.
                        174-15 Horace Harding Expressway
                            Fresh Meadows, NY  11365

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                          ___________________________

     This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of News Communications, Inc. ("NCI"), to be used at the Annual Meeting of Stockholders of NCI (the "Meeting") to be held on Thursday, September 30, 1999, at 10:00 a.m. local time, at the offices of NCI's counsel, Piper & Marbury L.L.P., 1251 Avenue of the Americas, New York, NY 10020, and at any and all adjournments thereof. This Proxy Statement and the accompanying proxy card are first being mailed to the holders of record of NCI's common stock and $10 Convertible Preferred Stock on or about September 16, 1999.

     Stockholders of NCI represented at the Meeting will consider and vote upon
(i) the election of nine directors to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified; and
(ii) such other business as may properly come before the Meeting or any and all adjournments thereof. NCI is not aware of any other business to be presented for consideration at the Meeting.

                       VOTING AND SOLICITATION OF PROXIES

     Only holders of record of shares of common stock and $10 Convertible Preferred Stock at the close of business on August 30, 1999 (the "Record Date") are entitled to vote at the Meeting. As of the Record Date, 6,829,167 shares of common stock were outstanding. Each (i) common stockholder is entitled to one vote for each share of common stock and (ii) $10 Convertible Preferred Stockholder is entitled to [one vote] for each share of $10 Convertible Preferred Stock held of record on the Record Date for each proposal submitted for stockholder consideration at the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of common stock and $10 Convertible Preferred Stock, collectively, entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting.
The election of each nominee for director requires the approval of a majority of the total number of votes cast. Abstentions will be considered shares present for purposes of determining whether a quorum is present at the Meeting and, therefore, will have the same legal effect as a vote against a motion presented at the Meeting. Broker non-votes will be considered as shares not entitled to vote and will, therefore, not be considered in the tabulation of votes.

     All shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Meeting in accordance with the directions on the proxies. A proxy may be revoked at any time prior to final tabulation of the votes at the Meeting. Stockholders may revoke proxies by written notice to the Chief Financial Officer of NCI, by delivery of a proxy bearing a later date, or by personally appearing at the Meeting and casting a contrary vote. If no direction is indicated, the shares represented by properly executed proxies will be voted in favor of the Board's nominees for director, as listed in this Proxy Statement. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Meeting. Each of the executive officers and directors has indicated his or her intent to vote all shares of common stock owned or controlled by him or her in favor of each item set forth herein.

     The proxy solicitation is made by and on behalf of the Board. Solicitation of proxies for use at the Meeting may be made in person or by mail, telephone or telegram, by officers and regular employees of NCI. Such persons will receive no additional compensation for any solicitation activities. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. NCI may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. NCI will bear the entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding ownership of NCI's common stock, as of August 30, 1999 by each person known to us to own beneficially more than 5% of our outstanding common stock, by each person who is a director of NCI, by each person listed in the Summary Compensation Table and by all directors and officers of NCI as a group.

     The information contained in the table was furnished by the persons listed therein. The calculations of the percent of shares beneficially owned are based on 6,829,167 shares of common stock outstanding on August 30, 1999.

                                                        Beneficial Ownership of       Current Percent
Name and Address                                              Common Stock                of Class
----------------                                              ------------                --------
Gary Ackerman                                                  300,408 (1)                  4.4%
218-14 Northern Boulevard
Bayside, NY  11432

Thomas Allon                                                    20,000 (2)                    *
174-15 Horace Harding Expressway
Fresh Meadows, NY  11365

Martin A. Bell**                                                     0 (3)                    0
D.H. Blair Investment Banking Corp.
44 Wall Street
New York, NY  10005

Carl Bernstein                                                   1,667 (2)                    *
35 East 84th Street
New York, NY  10028

Steven Farbman (4)**                                           250,000                      3.7%
174-15 Horace Harding Expressway
Fresh Meadows, NY  11365

Jerry Finkelstein**                                            757,334 (2)(6)              10.3%
150 East 58th Street
33rd Floor
New York, NY  10158

Paul Mastronardi                                                     0                        0
174-15 Horace Harding Expressway
Fresh Meadows, NY  11365

Martin Mendelsohn**                                                  0                        0
901 15th Street, N.W., Suite 700
Washington, D.C.  20005


                                                        Beneficial Ownership of       Current Percent
Name and Address                                              Common Stock                of Class
----------------                                              ------------                --------
Robert E. Nederlander**                                         39,333 (2)(5)                 *
810 7th Avenue, 21st Floor
New York, NY  10019

Steven Price (4)**                                                   0                        0
711 Westchester Avenue, 3rd Floor
White Plains, New York  10604

Daniel Rattiner                                                 56,103 (2)(7)                 *
26 Three Mile Harbor
Hog Creek Road
East Hampton, NY  11932

Wilbur L. Ross, Jr.**                                          558,102 (2)(5)(8)            8.0%
1251 Avenue of the Americas
New York, NY  10020

Michael Schenkler**                                            280,612 (2)(9)               4.1%
174-15 Horace Harding Expressway
Fresh Meadows, NY  11365

Hillel Weinberger                                              223,667 (2)(5)               3.2%
667 Madison Avenue
New York, NY  10021

Gary Weiss** (11)                                              150,000 (2)                  2.1%
99 Seaview Boulevard
Port Washington, New York  11050

Melvyn I. Weiss (11)                                         1,172,858 (2)(4)(10)          17.0%
One Pennsylvania Plaza
New York, NY  10119

J. Morton Davis                                              2,439,909 (12)                34.6%
D.H. Blair Investment Banking Corp.
44 Wall Street
New York, NY  10005

All Directors and Executive Officers as a Group (13          2,561,123 (13)                32.8%
 persons)


______________________
      *   Less than one percent.

     **   Nominee for election to the Board.

     (1) Includes 1,779 shares owned by Mr. Ackerman's children for whom Mr. Ackerman is custodian.

     (2) Includes the following numbers of shares purchasable upon the exercise of presently exercisable options and warrants: Mr. Bernstein--1,667; Mr. Allon--20,000; Mr. Finkelstein--493,333; Mr. Nederlander--15,000; Mr. Rattiner--11,667; Mr. Ross--121,667; Mr. Schenkler--47,500; Mr.
          Weinberger--33,667; Mr. Gary Weiss--150,000; Mr. Melvyn I. Weiss-- 26,667.

     (3) Mr. Bell disclaims beneficial ownership of all securities of NCI owned by D.H. Blair Investment Banking Corp. See footnote 12 below.

     (4)  Steven Price is the brother-in-law of Steven Farbman.

     (5) Includes the following numbers of shares issuable upon conversion of shares of $10 convertible preferred stock: Mr. Nederlander--16,667; Mr. Ross--66,667; Mr. Weinberger--40,000; Mr. Melvyn I. Weiss--33,334

     (6)  Includes
               (a) 9,945 shares owned by The Jerry Finkelstein Foundation, Inc., of which Mr. Finkelstein is President, and
               (b)  66,667 shares owned by Mr. Finkelstein's wife.

     (7)  Includes
               (a)  167 shares owned by Mr. Rattiner's wife and
               (b) 600 shares issuable upon conversion of our 10% preferred stock.

     (8)  Does not include
               (a)  16,667 shares owned by Rothschild Inc.
               (b) 16,667 shares issuable upon conversion of shares of $10 convertible preferred stock owned by Rothschild North America Inc. ("RNA"), and
               (c) 13,333 shares issuable upon exercise of warrants owned by RNA. Mr. Ross disclaims beneficial ownership of all of such shares.
          Includes 100,000 shares issuable upon exercise of warrants owned by the Rothschild Recovery Fund L.P.

     (9)  Includes
               (a) 3,000 shares that are issuable upon conversion of our 10% preferred stock and
               (b) 13,678 owned by Mr. Schenkler's wife as custodian for two minor children of which Mr. Schenkler disclaims beneficial ownership.

     (10) Includes 160,071 shares owned by the M&B Weiss Family Partnership.

     (11) Gary Weiss is the son of Melvyn I. Weiss.

     (12) Includes
               (a) 1,372,303 shares of common stock and warrants to purchase 207,867 shares owned by D.H. Blair Investment Banking Corp., of which J. Morton Davis is a director and the sole stockholder,
               (b) 41,006 shares owned by Rivkalex Corporation ("Rivkalex"), a private corporation owned by Rosalind Davidowitz, Mr. Davis's wife,
               (c) 808,900 shares of common stock owned by Rosalind Davidowitz and
               (d) 9,833 shares of common stock issuable upon exercise of 1,967 shares of $10 convertible preferred stock. Mr. Davis and D.H. Blair Investment Banking Corp. expressly disclaim beneficial ownership of all securities held by Rivkalex and Rosalind Davidowitz.

     (13) Includes shares issuable upon exercise of the options referenced in
          (2) above, conversion of the $10 convertible preferred stock referenced in (5) above, conversion of the 10% preferred stock referenced in (9) above, as well as 7,500 shares issuable to Mr. Robert Berkowitz, Controller of NCI, upon exercise of presently exercisable stock options.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     Nine directors will be elected at the Meeting to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Proxies not marked to the contrary will be voted "FOR" the election to the Board of each nominee. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the current directors. Each of the following incumbent directors has consented to be named a nominee in this Proxy Statement and to serve as a director if elected:

          Martin A. Bell           Steven Price
          Steven Farbman           Wilbur L. Ross, Jr.
          Jerry Finkelstein        Michael Schenkler
          Martin Mendelsohn        Gary Weiss
          Robert E. Nederlander

     Information about the foregoing nominees is set forth under "MANAGEMENT" below.

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION TO THE BOARD OF ALL NOMINEES NAMED ABOVE.

                                   MANAGEMENT

     Our executive officers and other significant employees and their ages and positions are as follows:

Name of Individual           Age   Position with NCI and Subsidiaries
------------------           ---   ----------------------------------
Jerry Finkelstein (1)(2)      83   Chairman of the Board and Director of NCI
Steven Farbman (2)            38   President, Chief Executive Officer and
                                   Director of NCI
Paul Mastronardi              40   Vice President and Chief Financial Officer of
                                   NCI
Michael Schenkler (1)(2)      54   Director of NCI and director and officer of
                                   subsidiaries
Gary Ackerman                 56   Director of NCI
Martin A. Bell (2)            48   Director of NCI
Carl Bernstein                54   Director of NCI
Martin Mendelsohn (2)         56   Director of NCI
Robert E. Nederlander (2)     65   Director of NCI
Steven Price (2)              37   Director of NCI
Wilbur L. Ross, Jr. (1)(2)    61   Director of NCI
Hillel Weinberger             45   Director of NCI
Gary Weiss (2)                37   Director of NCI
Thomas Allon                  35   Executive Vice President of NCI
Robert Berkowitz              51   Controller of NCI
Daniel Rattiner               59   President, Publisher, Editor and Director of
                                   Dan's Papers Inc.
Marty Tolchin                 71   President, Publisher, and Editor of The Hill.


_________________
(1) Member of Executive Committee
(2) Nominee to the Board

     Jerry Finkelstein has been a director of NCI since December 1987 and became Chairman of the Board in August 1993. He served as publisher of The New York Law Journal from 1960 to 1984. Mr. Finkelstein was Chairman of the Board of Struthers Wells Corporation for more than five years prior to November 1993, when he resigned. Mr. Finkelstein is also a former member of the Board of Directors of Rockefeller Center, Inc., Chicago Milwaukee Corporation, Chicago Milwaukee Railroad Corporation, Struthers Wells Corporation and TPI Enterprise, Inc., formerly Telecom Plus International Inc., a communications company. He is also a former Commissioner of the Port Authority of New York and New Jersey.

     Steven Farbman was appointed President, Chief Executive Officer and Director of NCI on July 28, 1999. Prior to such date, from December 1997 to July 1999, Mr. Farbman was a Vice President and the Chief Operating Officer of American Lawyer Media, Inc. From December 1992 to December 1997, Mr. Farbman served as Senior Vice President and Chief Operating Offering of the National Law Publishing Company (subsequently purchased by American Lawyer Media).

     Paul Mastronardi was appointed Vice President and Chief Financial Officer of NCI on August 16, 1999. Prior to such date, from December 1997 to June 1999, Mr. Mastronardi served as Vice President, Finance of American Lawyer Media. From March 1996 to December 1997, he was Vice President and Chief Financial Officer of the National Law Publishing Company (subsequently purchased by American Lawyer Media). He served as Director of Financial Planning for Bantam Doubleday Dell, a division of Bertelsmann Inc. from April 1995 to March 1996. Prior to that time, Mr. Mastronardi spent fourteen years at Gruner & Jahr USA Publishing, where he served in a variety of capacities, including Staff Accountant, Manager of Information Systems, Senior Financial Manager and Director of Financial Planning.

     Michael Schenkler has been a director of NCI since March 1990, and served as its President from December 1991 until July 28, 1999. He has been President of The Queens Tribune since 1979 and is its publisher. Prior to taking over the Queens Tribune in 1982, Mr. Schenkler spent 15 years as an educator employed by the Board of Education of New York City, where he served as a teacher, assistant principal and principal. Mr. Schenkler is President of all of NCI's subsidiaries other than DPI and NCNG, of which he is Vice President.

     Gary Ackerman has been a director of NCI since March 1990. He has served in the United States House of Representatives as a Representative from New York since March 1983. From 1979 until 1983, Mr. Ackerman was a member of the New York State Senate. From 1970 to 1979, Mr. Ackerman was the founder, editor and publisher of The Queens Tribune.

     Martin A. Bell was elected a director of NCI on July 28, 1999. Mr. Bell has been Vice Chairman of D.H. Blair Investment Banking Corp. since 1995 and its General Counsel since 1991. Mr. Bell is also a director of Venus Exploration, Inc., a company that uses geoscience technology to search for undiscovered onshore oil and gas reserves in the United States.

     Carl Bernstein has been a director of NCI since October 1996. Mr. Bernstein is a noted author and journalist. He has been a Contributing Editor to Time Magazine and is presently a Contributing Editor to Vanity Fair. Mr. Bernstein was the co-author, with Robert Woodward, of "All the President's Men" and "The Final Days." His most recent publications are "Loyalties: A Son's Memoir," published by Simon & Schuster, and, as co-author, "His Holiness: Pope John Paul II and The Hidden History of Our Times," published by Doubleday.

     Martin Mendelsohn was elected a director of NCI on July 28, 1999. He has been a partner in the law firm of Verner, Liiipfert, Bernhard, McPherson and Hand since January 1991.

     Robert E. Nederlander has been a director of NCI since October 1996. He is the managing member of The Nederlander Company LLC, the owner and/or operator of legitimate theatres outside of metropolitan New York City, and since 1981, he has been an officer and/or director of Nederlander Organization Inc., the owner and/or operator of theatres in New York City. Mr. Nederlander is also a director of Riddell Sports, Inc., Mego Financial Corp., Allis-Chalmers Corp. and Cendant Corp.

     Steven Price was elected a director of NCI on July 28, 1999. Mr. Price has been the President and Chief Executive Officer of LiveWire Corporation, a telecommunications investment and management company since June 1998. From 1996 to 1998, Mr. Price was the President and Chief Executive Office of PriCellular Corporation, a publicly traded cellular telephone operator which was sold in June 1998. Mr. Price served as Senior Vice President, Corporate Development, of PriCellular Corporation between 1994 and 1996 and as Director of Business Development between 1993 and 1994. From 1991 until 1993, he was an attorney with Davis Polk & Wardwell. Prior to practicing law, Mr. Price served in the U.S. State Department as Special Assistant to the Chief U.S. Nuclear Arms Negotiator, under appointment by President Bush, and also worked in the mergers and acquisitions department of Goldman, Sachs & Co. Mr. Price has been a member of the executive committee of the board of directors of the Cellular Telecommunications Industry Association.

     Wilbur L. Ross, Jr. was elected a director of NCI in October 1996 and was its Chief Executive Officer from October 1996 until July 28, 1999. Since 1988, Mr. Ross has been Senior Managing Director of Rothschild Inc. Mr. Ross is also a director of Mego Financial Corp., a premier developer of timeshare properties, Syms Corp., a clothing retailer, KTI Corp., a waste-energy conversion company and World Airways, an airline.

     Hillel Weinberger has been a director of NCI since October 1996. Since 1988, he has been Senior Vice President and Senior Portfolio Manager of Loews/CNA Holdings, a diversified holding company. He is also a director of Global Crossing Ltd., a provider of fiber optic global Internet and long-distance telecommunications facilities and services.

     Gary Weiss was elected a director of NCI on July 28, 1999. Since May 1997, Mr. Weiss has been the President of Weiss Capital Group, LLC, an investment and financial consulting company. From March 1992 to May 1997, Mr. Weiss was a Managing Director of Bennis & Reissman, Inc., a real estate project management consulting company.

     Thomas Allon has been Executive Vice President of NCI since November 1994. He has been Publisher of the Manhattan Spirit and Our Town since 1992. From 1990 to 1991 he was Managing/Associate Publisher of the Manhattan Spirit.

     Robert Berkowitz has served as Controller of NCI since December 1992. From November 1991 to November 1992, Mr. Berkowitz was a financial and management consultant with Gobstein, Weingarten & Goldfarb, a certified public accounting firm. From August 1989 to November 1991 he was the Chief Accounting Officer for Meringoff Equities, an owner and manager of commercial real estate. From August 1980 to August 1989 he was Vice-President and Controller of the Trump Group, a private investment company specializing in the acquisition and operation of both public and private companies. From 1977 to 1980, he was with the public accounting firm of Price Waterhouse.

     Daniel Rattiner is Publisher and Editor of Dan's Papers, having held these positions since he founded the publication in 1960. He has also been President and a director of DPI since its organization in October 1988.

     Marty Tolchin is publisher and editor-in-chief of The Hill. This capped a 40-year career at the New York Times, including two decades in the Washington Bureau. With his wife Susan he is the co-author of five books, including "To the Victor: Political Patronage from the Clubhouse to the White House," which was cited in three decisions of the U.S. Supreme Court.

Their last two books have been on international trade. Mr. Tolchin has been with The Hill since its inception in September 1994.

     The directors serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. Officers serve at the discretion of the Board of Directors.

     On July 27, 1999, at a special meeting of the Board, the Board unanimously elected Steven Farbman as President and Chief Executive Officer and, subject to receiving resignations from all incumbent directors other than Jerry Finkelstein, Wilbur L. Ross, Robert E. Nederlander and Michael Schenkler, the Board unanimously approved the reduction in the size of the Board from 16 to 9 members. The Board then elected Steven Farbman, Steven Price, Martin A. Bell, Gary Weiss and Martin Mendelsohn to fill the newly created vacancies. The reduction in the size of the Board was made possible by the waiver by the holders of a majority of the $10 Convertible Preferred Stock of their right to designate members representing one-half of the Board.

                             EXECUTIVE COMPENSATION

Summary Compensation

     The following table sets forth information for each of the fiscal years ended November 30, 1998, 1997 and 1996 concerning compensation of all individuals serving as executive officers of NCI during the fiscal year ended November 30, 1998 and each other executive officer or key employee of NCI whose total annual salary and bonus exceeded $100,000 in fiscal 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                                 Long-Term
                                                                            Other Annual       Compensation
                                             Annual Compensation            Compensation          Awards
                                   --------------------------------------------------------------------------
                                                  Salary        Bonus                             Options
Name and Principal Position            Year        ($)           ($)             ($)                (#)
                                   --------------------------------------------------------------------------
Jerry Finkelstein, Chairman of the       1998      195,000          ---                ---                ---
 Board of NCI                            1997      195,000          ---                ---                ---
                                         1996      195,000          ---                ---              3,334

Wilbur L. Ross, Jr., Chief               1998     $      1          ---                ---                ---
 Executive Officer of NCI (1)            1997     $      1          ---                ---                ---
                                         1996     $      1          ---                ---             66,667

Michael Schenkler, President of          1998      167,223          ---                ---                ---
 NCI and officer of subsidiaries         1997      158,197          ---                ---                ---
 (2)                                     1996      154,621       30,000                ---              3,334

                                                                                                 Long-Term
                                                                            Other Annual       Compensation
                                             Annual Compensation            Compensation          Awards
                                   --------------------------------------------------------------------------
                                                  Salary        Bonus                             Options
Name and Principal Position            Year        ($)           ($)             ($)                (#)
                                   --------------------------------------------------------------------------
Thomas Allon, Executive Vice             1998       90,516       45,000                ---                ---
 President of NCI                        1997       84,141       45,000                ---                ---
                                         1996       82,341       45,000                ---                ---

Daniel Rattiner, Publisher, Editor       1998      146,890       95,000          15,000 (3)               ---
 and President of Dan's Papers,          1997      133,770       81,000          15,000 (3)               ---
 Inc.                                    1996      130,869      110,235          15,000 (3)               ---

(1) Mr. Ross resigned as the Chief Executive Officer of NCI on July 28, 1999.

(2) Mr. Schenkler's term as President of NCI ended on July 28, 1999.

(3) Mr. Rattiner is entitled to receive an aggregate of $15,000 per year for discounted trade-sale merchandise from advertisers. These advertisers provide such merchandise to Mr. Rattiner in lieu of paying NCI. Beginning in November 1997, Mr. Rattiner became entitled to a new leased or purchased automobile every two years, having a value not in excess of $40,000, and a new leased portable computer every two years, having a value not in excess of $4,000.

                        AGGREGATE YEAR-END OPTION VALUES
                              (November 30, 1998)

                         Number of unexercised options at  Value of unexercised in-the-money
                               fiscal year-end (#)          options at fiscal year-end ($)
         Name             Exercisable     Unexercisable      Exercisable     Unexercisable
-----------------------  --------------  ----------------  ---------------  ----------------
Wilbur L. Ross                   66,667               ---                0               ---
Michael Schenkler                47,500               ---              417               ---
Jerry Finkelstein               232,500               ---              417               ---
Daniel Rattiner                  11,667               ---                0               ---

Employment Agreements

     Steven Farbman. On July 28, 1999, Steven Farbman entered into an Employment Agreement with NCI (the "Employment Agreement"). The Employment Agreement expires on November 30, 2004 unless it is terminated earlier by Mr. Farbman or NCI.

     Under the Employment Agreement, Mr. Farbman will be paid an initial base salary of $185,000. The base salary will increase annually by an amount equal to the percentage increase in the cost of living for the New York metropolitan area, and the Board will annually review Mr.

Farbman's compensation to determine whether a further increase is warranted. In addition to his base salary, Mr. Farbman will receive an annual bonus based upon increases in earnings before interest, taxes, depreciation and amortization for such period ("EBITDA"). For the fiscal year ending November 30, 1999, the bonus will be 15% of the amount by which EBITDA for the six months ending November 30, 1999 exceeds the EBITDA for the six months ending November 30, 1998. Thereafter, the amount of Mr. Farbman's bonus will be 15% of the amount by which EBITDA for the fiscal year ending November 30, 1999 exceeds the EBITDA for the immediately preceding fiscal year. Mr. Farbman will also be eligible to receive other cash or stock bonuses as the Board may determine from time to time in its sole discretion.

     Mr. Farbman's designated beneficiary will also have the right to receive $1,000,000 of a $3,000,000 key man insurance policy that NCI has agreed to maintain on the life of Farbman. NCI has also agreed to provide Mr. Farbman with an automobile allowance of $20,000 per year.

     The Employment Agreement may be terminated by NCI at any time for Cause (as defined in the Employment Agreement). If Mr. Farbman's employment is terminated for Cause, NCI will have no further obligations under the Employment Agreement other than base salary and expenses accrued through the date of termination.
The Employment Agreement may also be terminated by NCI upon Mr. Farbman's death or disability. In such event, NCI will pay to Mr. Farbman or his estate an amount equal to his annual base salary at the time of his death unless, in the case of his death, Mr. Farbman's estate receives the insurance proceeds described above.

     The Employment Agreement may also be terminated by Mr. Farbman for "Good Reason," which includes, among other things, Mr. Farbman's removal as President and Chief Executive Officer and as a director of NCI, a material change in Mr. Farbman's duties or responsibilities, a reduction in Mr. Farbman's compensation, the breach of a certain Stockholders' Agreement, dated July 28, 1999, or a change in control of NCI. If Mr. Farbman terminates his employment for Good Reason, he will be entitled to receive an amount equal to (A) the sum of (x) his Base Salary then in effect and (y) the greater of the Bonus for the year preceding his termination or the Bonus that he would have received had he completed the year in which his termination occurred multiplied by (B) the lesser of (x) two (2) or (y) the number of years remaining in the Term (including fractional portions of a year), but in no event shall the multiplier be less than one (1).

     The Employment Agreement contains a restrictive covenant that restricts Mr. Farbman from engaging in (i) publication of community oriented newspapers in the communities served by NCI, (ii) publication of newspapers, magazines or periodicals the content of which is similar to or competitive with any publication of NCI having a circulation that is directed to a specific demographic group to whom publications of NCI are directed or (iii) a business that directly competes within the same geographic market in which a business of NCI accounts for, or is projected to account for, more than 5% of NCI's gross revenues. The Employment Agreement also prohibits Mr. Farbman from soliciting customers and employees of NCI. These restrictions apply both during the term and for (x) two (2) years after the termination of Mr. Farbman's employment by NCI for Cause or by Mr. Farbman without Good Reason or (y) one (1) year after the termination of Mr. Farbman's employment by NCI without Cause, by Mr. Farbman for Good

Reason or as a result of Mr. Farbman's disability.

     In connection with Mr. Farbman's employment by NCI, on July 28, 1999, Mr. Farbman also entered into a Restricted Stock Agreement and a Stock Option Agreement with NCI. Under the terms of the Restricted Stock Agreement, NCI issued to Mr. Farbman 250,000 shares of common stock. These shares vest as to 50% on July 28, 2000 and 50% on July 28, 2001 so long as Mr. Farbman remains an employee of NCI on such dates. The vesting may be accelerated upon the occurrence of certain events, including the occurrence of a change of control of NCI or the termination of Mr. Farbman's Employment Agreement by the NCI without Cause or by Mr. Farbman for Good Reason.

     Under the terms of the Stock Option Agreement, NCI granted Mr. Farbman options to purchase 830,000 shares of its common stock at an exercise price of $1.8125 per share. The options vest in four equal installments of 207,500 shares commencing on July 28, 2000 and on each July 28 thereafter. The vesting may be accelerated if NCI achieves certain EBITDA performance targets.

     Jerry Finkelstein. Pursuant to an amended and restated employment agreement entered into by NCI and Jerry Finkelstein as of August 20, 1993, and amended on July 28, 1999, and terminating on August 19, 2003, Mr. Finkelstein is employed as Chairman of the Board of Directors of NCI at an annual salary of $95,000. Mr. Finkelstein may also be paid annual bonuses at the discretion of the Board, based upon such factors as our results of operations and transactions involving NCI which are introduced to us by Mr. Finkelstein or in which he is otherwise involved on our behalf. We also provide Mr. Finkelstein with medical and other benefits and perquisites. Mr. Finkelstein may terminate the agreement at any time by giving us at least 10 days' notice. In the event of his permanent disability or death, salary and bonuses shall continue to be paid to him or the legal representative of his estate until the end of the term of the agreement.

     Michael Schenkler. Pursuant to an employment agreement entered into by NCI and Michael Schenkler as of October 15, 1994, and terminating October 14, 1999, until July 28, 1999, Mr. Schenkler was employed as President of News Communications and President of Tribco and is currently employed as President of Tribco. The employment agreement provides for a minimum base salary of $150,000 per year, subject to cost-of-living increases, and such annual bonuses as the Board of Directors of NCI may determine in its sole discretion. The agreement requires Mr. Schenkler to protect confidential information of NCI and restricts him from engaging in certain competitive activities during the term of his employment and for one year thereafter.

     Daniel Rattiner. Pursuant to an employment agreement between DPI and Daniel Rattiner terminating in 2007, Mr. Rattiner earns a base salary from DPI of $149,000 per year, adjusted for increases in the consumer price index, plus a bonus in each fiscal year based on net profits, as defined, of DPI and fringe benefits totaling approximately $37,000 annually. Mr. Rattiner may terminate his employment at any time. Mr. Rattiner has pledged to keep secret

DPI's confidential matters and, in the event he leaves the employ of DPI, not to compete with DPI for specific periods of time, depending on the reasons for his separation.

     We have no established compensation arrangements with our directors. See "Directors' and Officers' Options" for a discussion of our Directors and Officers Stock Option Plan and options granted to certain directors and officers.

Directors' and Officers' Options

     On August 17, 1993, the Board adopted a Discretionary Directors and Officers Stock Option Plan pursuant to which, as amended, the Board may award options to purchase an aggregate of 500,000 shares of common stock to directors and officers of News Communications and its subsidiaries which shall be exercisable at the market price on the date of grant for periods, and under conditions, specified by the Board in such grants. Options under the Discretionary Option Plan are non-qualified and non-incentive options for purposes of income taxation and are not intended to qualify under Section 422A of the Internal Revenue Code of 1986. No grants were made under the Discretionary Option Plan during the fiscal year ended November 30, 1998.

     On August 17, 1993, the Board also adopted a Non-Discretionary Directors Stock Option Plan pursuant to which each director was granted on August 17, 1993 and is granted each anniversary thereof on which he or she continues to be a director, a five-year option to purchase 3,333 shares of common stock at the market price on the date of grant. The Non-Discretionary Option Plan also provides that any person becoming a director within the six months after any August 17, 1998 will be granted an option for 3,333 shares on the date he or she becomes a director. Pursuant to the Non-Discretionary Option Plan, each person who was a director of NCI, other than Mr. Ackerman, on August 17, 1996 received a grant of an option to purchase 3,333 shares of common stock exercisable at $4.875 per share and each person who became a director on October 28, 1996 received a grant of an option to purchase 1,666.67 shares of common stock exercisable at $6.75 per share. The latter grants completed the grants that may be made under the Non-Discretionary Option Plan.

     On July 28, 1999, NCI granted to Steven Farbman, NCI's new President, Chief Executive Officer and director, an option to purchase 830,000 shares of common stock. See "Employment Agreements - Steven Farbman" above.

     On July 28, 1999, in consideration for Jerry Finkelstein's continued service to NCI as its Chairman of the Board of Directors, NCI granted to Mr. Finkelstein options to purchase 200,000 shares of common stock at an exercise price of $2.25 per share. Such options expire on July 28, 2004. In addition, on July 28, 1999, NCI also extended the termination date of all unexpired options previously granted to Mr. Finkelstein to July 28, 2004.

Meetings and Committees of the Board of Directors

     The Board held no meetings during the fiscal year ended November 30, 1998. All Board business was transacted through written consents of corporate actions. During fiscal 1998, the Board had three committees: the Executive Committee, the Audit Committee and the

Compensation Committee.

     During fiscal 1998, the Executive Committee was comprised of Messrs. Ross, Finkelstein and Schenkler. Mr. Ross served as Chairman of the Executive Committee.

     The Audit Committee was comprised of Messrs. Nederlander and Tarlow. The Audit Committee recommends the independent accountants appointed by the Board to audit our the financial statements, which includes an inspection of our books and accounts, and reviews with such accountants the scope of their audit and their report thereon, including any questions and recommendations that may arise relating to such audit and report or our internal accounting and auditing system procedures. The composition of the Audit Committee complies with the independent director requirements of Nasdaq. Subsequent to this Meeting, the Board will appoint new members of the Audit Committee.

     The Compensation Committee was comprised of Messrs. Catsimatidis and Tarlow. The function of the Compensation Committee is to review and approve the compensation of executive officers and establish targets and incentive awards under our incentive compensation plans. The Compensation Committee reports to the Board. Subsequent to this Meeting, the Board will appoint new members of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

     NCI's Compensation Committee was composed of Messrs. Catsimatidis and Tarlow. Neither Mr. Catsimatidis nor Mr. Tarlow is or was an officer or employee of NCI.

Board Report on Executive Compensation

     General. The Compensation Committee of the Board is responsible for determining and administering NCI's compensation policies for the remuneration of NCI's officers. In the absence of a Compensation Committee, the Board is responsible for such activities. The Compensation Committee or the Board, as the case may be, annually evaluates individual and corporate performance from both a short-term and long-term perspective.

     Salaries. The policy is to provide salaries (i) that are approximately at the median of the salaries paid to similar executive officers in similar companies, adjusted in the Compensation Committee's or the Board's subjective judgment to reflect differences in duties of the officers and differences in the size and stage of development of the companies, in order to attract and retain qualified executives and (ii) that compensate individual employees for their individual contributions and performance. The Compensation Committee or the Board determines comparable salaries paid by other companies similar to NCI through its subjective evaluation of its members' knowledge of salaries paid by other companies, any studies conducted about NCI's industry, salary requests of individuals interviewed by NCI for open positions and recommendations of management. The Compensation Committee or the Board subjectively evaluates this information and NCI's financial resources and prospects to determine the salary and severance arrangements for an executive officer.

     Components of Executive Compensation. Historically, NCI's executive employees have received cash-based and equity-based compensation.

            Cash-Based Compensation. Base salary represents the primary cash
            -----------------------
component of an executive employee's compensation, and is determined by evaluating the responsibilities associated with an employee's position at NCI and the employee's overall level of experience. In addition, the Committee, in its discretion, may award bonuses. The Compensation Committee and the Board believe that NCI's management and employees are best motivated through stock option awards and cash incentives.

            Equity-Based Compensation. Equity-based compensation principally has
            -------------------------
been in the form of stock options. The Compensation Committee and the Board believe that stock options represent an important component of a well-balanced compensation program. Because stock option awards provide value only in the event of share price appreciation, stock options enhance management's focus on maximizing long-term stockholder value and thus provide a direct relationship between an executive's compensation and the stockholders' interests. No specific formula is used to determine stock option awards for an employee. Rather, individual award levels are based upon the subjective evaluation of each employee's overall past and expected future contributions to the success of NCI.

     Employment Agreements and Miscellaneous Personal Benefits. The Compensation Committee's and the Board's policy has been to have employment agreements with each of its executive officers to provide them with specified minimum positions, periods of employment, salaries, fringe benefits and severance benefits. These benefits are intended to permit the executive officer to focus his attention on performing his duties to NCI, rather than on the security of his employment, and to provide the officer with benefits deemed by the Compensation Committee or the Board to be suitable for the executive's office.

Compensation of the Chief Executive Officer

     The philosophy, factors and criteria of the Compensation Committee and the Board generally applicable to NCI's officers are also applicable to the Chief Executive Officer. However, Wilbur L. Ross, Jr., NCI's Chief Executive Officer during fiscal 1998, agreed to receive only $1 in compensation from NCI. The new Chief Executive Officer's salary for fiscal 1999 will be based on the factors set forth above under "Salaries" and "Components of Executive Compensation."

                                                       By the Board of Directors

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 28, 1999, NCI became a party to, a certain Stockholders' Agreement by and among NCI; Jerry Finkelstein, The Jerry Finkelstein Foundation, Inc. and Shirley Finkelstein (collectively, the "Finkelstein Group"); Wilbur L. Ross, Jr.; J. Morton Davis, D.H. Blair Investment Banking Corp., Rivkalex Corporation and Rosalind Davidowitz (collectively, the "Davis Group"); Melvyn I. Weiss ("Weiss") and the M&B Weiss Family Partnership (collectively, the "Weiss Group"); and Steven Farbman (each member of the Finkelstein Group, Mr. Ross, the Davis Group, the Weiss Group and Mr. Farbman, individually, a "Stockholder" and collectively the "Stockholders").

     Under the terms of the Stockholders' Agreement, while Mr. Farbman is President and Chief Executive Officer of NCI, the Stockholders have agreed to act to maintain the size of the Board at 9 members. The Stockholders have also agreed to vote their shares so as to elect as directors of NCI (i) Jerry Finkelstein; (ii) two persons designated by Mr. Ross, one of whom is initially Ross and the other of whom is initially Robert E. Nederlander; (iii) three persons designated by Mr. Farbman, one of whom is Mr. Farbman, one of whom is initially Steven Price and one of whom is initially Michael Schenkler; (iv) one person to be designated by the Weiss Group who is initially Gary Weiss; (v) one person to be designated by the Davis Group who is initially Martin A. Bell; and
(vi) one person to be designated by the Davis Group, the Weiss Group and the Finkelstein Group acting jointly who is initially Martin Mendelsohn. As a result of the Stockholders' Agreement and the collective ownership by the Stockholders of more than 66% of NCI's common stock, upon the receipt of resignations from the existing Board members who are not being designated as directors of NCI as described above, the Stockholders will control the election of the members of the entire Board of Directors.

     On July 28, 1999, the maturity of the $1,000,000 aggregate principal amount of indebtedness of NCI's subsidiaries, Tribco Incorporated and Access Network Corp., to D.H. Blair Investment Banking Corp. was extended to January 31, 1999. This indebtedness is now coterminous with the indebtedness of Dan's Papers Inc. in the principal amount of $1,500,000. With respect to the repayment of the such indebtedness, on July 28, 1999, Messrs. Weiss, Ross and Davis entered into a Subscription Agreement with NCI pursuant to which Mr. Weiss, Mr. Ross and Mr. Davis have agreed to purchase 445,671, 129,400 and 853,500 shares of NCI's common stock, respectively, at a purchase price of $1.75 per share, on January 31, 2000, at the request of NCI in order to repay this indebtedness and accrued interest thereon.

     January 12, 1999, Messrs. Ross, Weiss and Davis entered into a Standby Agreement with NCI pursuant to which they purchased the shares remaining unsold in NCI's rights offering. The Standby Agreement grants each such person certain registration rights that allow them to register for sale such shares during the three-year period following the closing of the rights offering.

     NCI has the option, in certain circumstances, to acquire Mr. Rattiner's shares in DPI. In addition, Mr. Rattiner can require NCI to purchase his 20% interest in DPI at any time for a price equal to 20% of DPI's retained earnings, if any, plus the greater of $200,000 or 20% of DPI's gross collected revenues, after deduction of advertising agency commissions, for the full fiscal year prior to the year in which notice is given.

     DPI leases from Mr. Rattiner 1,910 square feet of office space at an annual rate of $38,200, plus cost-of-living adjustments, in a building on Montauk Highway, Bridgehampton, New York, for a term of ten years terminating in October 2008. Pursuant to the lease, NCI has agreed to an increased rental amount if Mr. Rattiner expands the building. DPI has the option to renew the lease for one additional 5 year term.

     Rothschild Inc., of which Wilbur L. Ross, Jr. is Senior Managing Director, and of which Sydney Gruson, a deceased former director of NCI, was Senior Advisor, furnished investment banking services to NCI in connection with the issuance and sale of our $10 Convertible Preferred Stock and associated warrants. In consideration for such services, we issued Rothschild Inc. 16,668 shares of common stock, valued at $6.00 per share.

     On November 5, 1997, DPI and NCI entered into the Rothschild Recovery Fund Loan Agreement with Rothschild Recovery Fund L.P. pursuant to which DPI borrowed $1,500,000 from Rothschild Recovery Fund pursuant to a promissory note bearing interest payable monthly at the rate of 9.75% per annum and with a maturity date of December 31, 1998. The maturity date of the loan has been extended to January 31, 2000. The note is secured by a lien on all of DPI's assets and is guaranteed by NCI. In August 1999, Mr. Ross purchased the promissory note from Rothschild Recovery Fund. In addition, in connection with the execution of the Rothschild Recovery Fund Loan Agreement, we issued to Rothschild Recovery Fund a five-year warrant to purchase 100,000 shares of our common stock at an initial exercise price of $6.75 per share, subject to adjustment. Wilbur L. Ross, Jr. is Chairman of Rothschild Recovery Fund.

     In May 1996, NCI, Tribco and Access obtained a $1,000,000 loan from D. H. Blair Investment Banking Corp., one of our principal stockholders. The loan is repayable on June 21, 1999 and bears interest at the rate of 8.5% per annum payable quarterly. The loan is secured by a security interest granted by the borrowers to D.H. Blair Investment Banking Corp. on all of their personal property and fixtures and by a pledge made by NCI to D.H. Blair Investment Banking Corp. of all of the outstanding common stock of Tribco and Access. As additional consideration for the loan, we issued D.H. Blair Investment Banking Corp. a five-year warrant to purchase 66,667 shares of our common stock at an initial exercise price of $7.50 per share, subject to adjustment.

     Effective May 17, 1996, NCI entered into an agreement with D.H. Blair Investment Banking Corp. pursuant to which D.H. Blair Investment Banking Corp. was engaged as a non-exclusive financial advisor and investment banker to NCI. As an inducement to D.H. Blair Investment Banking Corp.'s providing such services, we issued D.H. Blair Investment Banking Corp. a five-year warrant to purchase 133,000 shares of our common stock at an initial exercise price of $7.50 per share, subject to adjustment.

     Gristede's and Red Apple Markets, supermarket chains that are owned by Red Apple Group, Inc., of which Mr. Catsimatidis is Chairman, and Sloan's Supermarkets, Inc., of which Mr. Catsimatidis is Chairman, advertise in various of our publications and also utilize various of our printing services. Such advertising and printing services are charged at our standard rates and totaled approximately $44,750 during the fiscal year ended November 30, 1998.

     The transactions described above are on terms as favorable to NCI as those that could have been obtained from independent third parties and arms-length negotiations.


                                   PROPOSAL 2
                       RATIFICATION OF THE APPOINTMENT OF
                              INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee of the Board of Directors, none of whose members is an officer of NCI, the Board of NCI has selected the firm of BDO Seidman LLP, as independent auditors, for its fiscal year ending November 30, 1999, subject to ratification by the stockholders. BDO Seidman served as NCI's independent auditors during 1998. If the appointment of the firm of BDO Seidman is not approved or if that firm shall decline to act or their employment is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of BDO Seidman will be present at the Meeting, will be afforded an opportunity to make a statement and will be available to respond to inquiries from stockholders.

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP.

                   COMPLIANCE WITH 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires NCI's directors, executive officers and persons who own more than ten percent of the common stock (the "Ten Percent Stockholders") to file with the Securities and Exchange Commission initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5. Directors, executive officers and Ten Percent Stockholders are required to furnish NCI with copies of all such forms that they file. Based solely on the review of such forms furnished to NCI, NCI believes that during fiscal 1998, NCI's directors, executive officers and Ten Percent Stockholders complied with all applicable
Section 16(a) filing requirements.


                                 OTHER MATTERS

     The Board knows of no other matters which are likely to be brought before the Meeting. If, however, any other matters are properly brought before the Meeting, the persons named in the enclosed proxy or their substitutes shall vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the form of proxy.

     NCI's Annual Report, including certain financial statements, is being mailed concurrently with this Proxy Statement to all persons who were holders of record of common stock and $10 Preferred Stock at the close of business on August 30, 1999, which is the record date for voting purposes. The Annual Report does not constitute a part of the proxy soliciting material.

     Upon the written request of any stockholder, NCI will provide, without charge, a copy of NCI's Annual Report on Form 10-KSB for the fiscal year ended November 30, 1998. Written requests for such report should be directed to the Chief Financial Officer of NCI, 174-15 Horace Harding Expressway, Fresh Meadows, NY 11365.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Stockholders who wish to present proposals at the 2000 annual meeting of stockholders and who wish to have their proposals presented in the proxy statement distributed by the Board in connection with such annual meeting must submit their proposals in writing, to the attention of the Chief Financial Officer of NCI, on or before May 19, 2000.

                                         By Order of the Board of Directors



                                         Steven Farbman
                                         President and Chief Executive Officer

Fresh Meadows, New York
September 16, 1999

                                                                           PROXY

                           NEWS COMMUNICATIONS, INC.
            174-15 Horace Harding Expressway, Fresh Meadows, NY  11365

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

     The undersigned hereby appoints Steven Farbman and/or Paul Mastronardi as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of the common stock of News Communications, Inc. held of record by the undersigned on August 30, 1999, at the Annual Meeting of Stockholders to be held on September 30,1999 or at any adjournment thereof.

     1. Election of Martin A. Bell, Steven Farbman, Jerry Finkelstein, Martin Mendelsohn, Robert E. Nederlander, Steven Price, Wilbur L. Ross, Jr., Michael Schenkler and Gary Weiss as directors.

        [_]    FOR all nine nominees listed (except as marked     [_]   WITHHOLD
               to the contrary above)                                  AUTHORITY


        (INSTRUCTION: To withhold authority to vote for any of the nominees, strike a line through the nominee's name in the list above.)

     2. Ratification of the appointment of BDO Seidman LLP as NCI's independent auditors for the fiscal year ending November 30, 1999.

        [_]    FOR                 [_]  AGAINST            [_]   ABSTAIN

     3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR each of the three proposals.


                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

-------------------------------------------------------------------------------
       Receipt of Notice of Annual Meeting and Proxy Statement dated September 16, 1999 is hereby acknowledged.

                                      Dated:______________________________, 1999

                                      Signature:________________________________

                                      Signature if held jointly:________________

                                      Please sign exactly as name appears
                                      hereon. When shares are held by joint
                                      tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED PRE-PAID ENVELOPE OR DELIVER TO: Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004. Facsimile copies of the Proxy, properly completed and duly executed, will be accepted at (212) 509-5150. If you have any questions, please call Continental Stock Transfer & Trust Company at (212) 509-4000.